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EXHIBIT 10.91
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July 18, 2000


STRICTLY PRIVATE
AND CONFIDENTIAL


Mr. David M. Loflin
President and Chief Executive Officer
USURF America, Inc.
8748 Quarters Lake Road
Baton Rouge, Louisiana 70809-2198


Dear David:


This is to acknowledge and confirm the terms of our corporate finance representation agreement (the "Agreement") as follows:


1. USURF America, Inc. (the "Company") hereby engages Gruntal & Co., LLC ("Gruntal"), and Gruntal hereby agrees to render services to the Company, as its exclusive corporate finance advisor and investment banker on the terms and for the services specified herein.


Gruntal agrees to provide advice to the Company and evaluate relevant transaction(s) the Company may consider during the term of this Agreement, including but not limited to public or private offerings of debt or equity securities, acquisitions, mergers or the partial or complete sale of the stock or assets of the Company or any of its divisions or subsidiaries, joint ventures, strategic alliances or any other financing transaction(s) and the preparation of any fairness opinions required with respect to the Company in connection with any transaction(s) or other matter. Gruntal shall be the Company's exclusive agent with respect to any and all of the Company's corporate finance or similar transaction(s), including the aforementioned transaction(s), and the fee schedules cited in paragraph 4 below shall apply.


2. The term of this engagement (the "Engagement Period") shall be for a period of twelve months commencing with the execution of this Agreement by the Company and will be automatically extended for an additional twelve month period unless cancelled by the Company upon thirty days written notice by certified mail at any time subsequent to the initial Engagement Period.


3. The Company agrees to issue to Gruntal at the time this Agreement is executed two hundred fifty thousand (250,000) shares of the Company's common stock. Gruntal will be issued additional shares of Common Stock to maintain the same percentage ownership position in the Company two hundred fifty thousand (250,000) shares of Common Stock provides as of the date of the execution of this Agreement if any other shares of Common Stock or Common Stock Equivalents are issued or granted during the term of this Agreement, excluding shares issued pursuant to a transaction(s) consummated under this Agreement.


4. The Company agrees that should it consummate any transaction(s) pursuant to this Agreement from the date hereof through a period lasting until one year from cancellation of this Agreement with: a) a party or parties with whom Gruntal has been in contact, has been obtained through the efforts of Gruntal, directly or indirectly or, b) a party or parties obtained by theCompany before or during the term of this Agreement, in addition to the compensation set forth in paragraph 3, the Company shall pay to Gruntal, or cause Gruntal to be paid, at the closing of such transaction(s), a fee equal to the following:


In the event of a public offering of debt or equity securities, the fee will be an amount to be negotiated but no less than what is customary in the industry for a transaction of that type. In the event of a private offering of debt or equity securities, the fee will be 2% of the gross proceeds raised and/or commitments provided from the sale or placement of senior bank debt, 4.0% of the gross proceeds raised and/or commitments provided from the sale or placement of non-convertible subordinated debt and 8% of the gross proceeds raised and/or commitments provided from the sale or placement of private equity or securities convertible into equity. In the event of an equity line transaction, the fee will be 25% of any commitment fee due to the investor (the "Commitment Fee") and 8% of the gross proceeds of each cash drawdown (the "Drawdown Fee").


In the event of the acquisition of another company or business by the Company, or a merger or the partial or complete sale of the stock or assets of the Company or any of its divisions or subsidiaries, excluding the sale of all or a portion of the Company's "Dial-Up" or Cyberhighway assets or business to Cambridge Telephone Company or Neo Nobo, the fee will be 3% of the consideration received or paid. The preceding exclusion expires on September 30, 2000. For the purposes of the this Agreement, "consideration" shall mean any and all cash, securities, notes, consulting agreements, agreements not to compete, the total value of liabilities assumed, contingent payments, payments made in installments and all other forms of payment, compensation and purchase or sale consideration. In the event the Company chooses to enter into any other transaction(s) not specified above, Gruntal shall be so notified by the Company and shall receive for its services or otherwise by virtue of its being the Company's exclusive corporate finance advisor and investment banker hereunder such fees as are customary in the banking or financial industry for a transaction of that type, unless otherwise agreed to between the Company and Gruntal.


5. In addition to the foregoing, in the event of the consummation by the Company of a transaction(s) in which debt or equity capital is raised and such transaction(s) is covered under this Agreement, Gruntal will receive a warrant (the "Agent's Warrants") allowing it to purchase, at its option, such number of shares or principal amount of a security with terms and pricing identical to the security or securities purchased by and/or issued or granted to an investor(s) in such a transaction(s), in an amount that is equal in value to 10% of the gross proceeds received by the Company pursuant to any such transaction(s). The Agent's Warrant will be exercisable at any time before the fifth anniversary of the closing of a transaction(s) pursuant to this Agreement. The Agent's Warrant shall, among other things: (i) be transferable to officers and directors of Gruntal, (ii) permit exercise on a cashless basis, (iii) grant Gruntal at least two demand registrations and unlimited piggyback registration rights (will all related costs to be the responsibility of the Company), and (iv) contain such other terms as are customarily included in warrants of this type. We expressly agree that this paragraph is intended to grant to Gruntal the right, through the terms of its Agent's Warrant, to acquire or receive, on a pari passu basis, each and every type of security or instrument issued, sold or granted to such Investor(s) up to the amount described herein.


6. For the one (1) year period following the expiration of this Agreement, commencing on the closing of any transaction(s) pursuant to this Agreement, in addition to Gruntal's rights under this Agreement, Gruntal will have the right of first refusal (on terms at least as favorable as can be obtained from other sources) to act as no less than co-manager in the event of any proposed underwritten public offering of the Company's securities and as lead manager of any proposed private placement of the Company's securities.
 The Company will notify Gruntal in writing of its intention to pursue a public or private offering of its securities. The Company will notify Gruntal in writing of its intention to pursue a public or private offering of its securities, and Gruntal will advise the Company promptly of Gruntal's election to exercise its right (but in no event no later than fifteen (15) business days following the submission to Gruntal). If any such proposal is not accepted by Gruntal, but later modified, the Company will re-submit such proposal in writing to Gruntal and Gruntal will be subject to the same fifteen (15) business day notice provision. Gruntal's election not to exercise its right with respect to a particular proposed transaction will not adversely affect its rights hereunder with respect to any other proposed transaction of the Company during the period referred to above.


7. Transaction fees described herein are payable in full, without discount or reduction, in cash on closing of any transaction(s) pursuant to this Agreement, except fees related to contingent payments which shall be payable when and at any time such payments are remitted. In an equity line transaction, the Commitment Fee is payable at the time of closing of such transaction and the Drawdown Fee is payable at the time of each drawdown. For fees not paid when due, the Company will be responsible for all legal fees incurred by Gruntal in collecting such fees.


8. The Company will reimburse Gruntal for out-of-pocket expenses incurred in connection with its representation and services hereunder.
Reimbursement for out-of-pocket expenses shall be paid by the Company within ten days of receipt of invoice from Gruntal. The Company's obligation to Gruntal for reimbursement of out-of-pocket expenses will survive any cancellation of this Agreement. Notwithstanding the foregoing, the Company's reimbursements shall be limited to a maximum of twenty five thousand dollars ($25,000) in the aggregate, unless the Company approves any expenses above such amount in writing.


9. At any time after the consummation or other public announcement of a transaction(s) completed pursuant to this Agreement, and with the approval of the Company (which approval shall not be unreasonably withheld or delayed), Gruntal may place an announcement in such newspapers and publications as it may choose, stating that Gruntal has acted as exclusive financial advisor and placement agent to the Company in connection with the transaction(s). The cost of such announcement shall be borne by the Company, upon its prior written approval, such approval not to be unreasonably withheld.


10. The benefits of this Agreement shall inure to the parties hereto and their respective successors and assigns, and the obligations and liabilities assumed in this Agreement shall be binding upon the parties hereto and their respective successors and assigns. Notwithstanding anything contained herein to the contrary, the Company or Gruntal shall not assign to an unaffiliated third party any of its rights or obligations hereunder without the express written consent of the other party.


11. Any dispute between the parties to this Agreement shall be settled by arbitration before the facilities of the New York Stock Exchange, Inc. or the National Association of Securities Dealers, Inc. in the City of New York and will be conducted pursuant to applicable federal laws, the laws of the State of New York, without regard to conflicts of laws, and the rules of the selected arbitral facility. The parties understand that the award of the arbitrators, or of a majority of them, will be final and that a judgment upon any award rendered may be entered in any court having jurisdiction.


12. All notices provided hereunder shall be given in writing and either delivered personally or by overnight courier service or sent by certified mail, return receipt requested, if to Gruntal, to One Liberty Plaza, 17th Floor, New York, New York 10006-1487, Attention: Mr. William J. McCluskey; and if to the Company, to 8748 Quarters Lake Road, Baton Rouge, Louisiana 70809, Attn: David M. Loflin.


13. The Company represents and warrants to Gruntal that David M. Loflin is the President of the Company and is authorized on behalf of the Company to execute the Agreement and to consummate the potential transaction(s) described herein, and the execution of this Agreement will not conflict with or breach the certificate or articles of incorporation or by-laws of the Company or any agreement to which the Company is a party.


14.  Indemnification is incorporated by reference to Addendum I.


15. The Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes and cancels any prior communications, understandings and agreements between the parties. This Agreement cannot be modified, or changed, nor can any of its provisions be waived, except by written agreement signed by all parties.


Please confirm that the foregoing is in accordance with your understanding by signing and returning this letter to Gruntal and keeping a duplicate for your files. This Agreement shall be effective after your acceptance below and its receipt by Gruntal at its address set forth on this letter.


Very truly yours,


Gruntal & Co., LLC


/s/ Richard L. Serrano


Richard L. Serrano
Managing Director



Agreed and accepted on the
18th day of July, 2000.


USURF America, Inc.



By: /s/ David M. Loflin
       David M. Loflin



                                                            Addendum I -
Indemnification


The Company shall:


a. Indemnify Gruntal, its parents, affiliates and/or subsidiaries and each of their respective officers, directors, employees and agents (collectively, the "Indemnified Parties") and hold them harmless against any losses, claims, damages, expenses or liabilities to which the Indemnified Parties may become subject arising in any manner out of or in connection with the rendering of services by Gruntal hereunder unless it is finally judicially determined, without any further right to appeal, that such losses, claims, damages, expenses or liabilities resulted primarily from the gross negligence, bad faith or willful misconduct of Gruntal; and


b. Reimburse the Indemnified Parties for any legal or other expenses reasonably incurred by them in connection with investigating, preparing to defend or defending lawsuits, claims or other proceedings arising in any manner out of or in connection with the rendering of services by Gruntal hereunder; provided, however, that in the event of a final judicial determination is made to the effect specified in subparagraph (a) above, the Indemnified Parties will remit to the Company any amount reimbursed under this paragraph (b).


The Company agrees that the indemnification and reimbursement commitments set forth in this paragraph shall apply whether or not the Indemnified Parties are a formal party of any such lawsuits, claims or other proceedings, that the Indemnified Parties are entitled to retain separate counsel of their choice in connection with any of the matters to which such commitments relate and that such commitments shall extend upon the terms set forth in this paragraph to any Indemnified Party.


Further, the Company and Gruntal agree that if any indemnification or reimbursement sought by Gruntal of the Company is finally judicially determined to be unavailable then, whether or not Gruntal is entitled to indemnification or reimbursement, the Company and Gruntal shall contribute to the losses, claims, damages, liabilities and expenses for which such indemnification is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company on the one hand, and Gruntal on the other, in connection with the transaction(s) to which such indemnification or reimbursement related, and other equitable considerations; provided, however, that in no event shall the amount to be contributed by the Indemnified Parties exceed the amount of the fee actually received by Gruntal hereunder. The provisions hereof shall survive any termination of this Agreement.